Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Record Fourth Quarter POPS Revenue,

An Increase of 88%; 2009 Outlook Challenging

MINNEAPOLIS – February 25, 2009 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $8,668,000 for the fourth quarter ended December 31, 2008, an increase of 75.6%, compared to net sales of $4,936,000 for the fourth quarter of 2007. The operating loss for the fourth quarter of 2008 was $(80,000) compared to an operating loss of $(608,000) for the fourth quarter of 2007. Included in these operating losses was News America related legal expense of $816,000 and $472,000, respectively. Without the News America related legal expense the Company would have recorded operating income of $736,000 for the fourth quarter of 2008 and an operating loss of $(136,000) for the fourth quarter of 2007. The net loss for the fourth quarter of 2008 was $(2,173,000) or $(0.14) per share, compared to a net income of $1,625,000, or $0.10 per share (basic and fully diluted), for the fourth quarter of 2007. The net loss for the fourth quarter of 2008 included a provision for income taxes of $2,138,000, primarily related to the establishment of a 100% valuation allowance against deferred tax assets. The net income for the fourth quarter of 2007 included a tax benefit of $2,169,000 primarily related to the reduction of the valuation allowance against deferred tax assets. The increase to the valuation allowance in 2008 and the reduction of the valuation allowance in 2007 were based upon changes in the Company’s expectations regarding its ability to realize certain deferred tax assets. Insignia Point-of-Purchase Services® (POPS) revenue for the fourth quarter was $8,101,000, an increase of 88.0% compared to the fourth quarter 2007 POPS revenue of $4,308,000.

For the year ended December 31, 2008, net sales were $31,406,000, an increase of 28.6%, compared to net sales of $24,431,000 for 2007. The operating loss for the year ended December 31, 2008 was $(299,000) compared to operating income of $81,000 for the year ended December 31, 2007. Included in the operating loss and operating income was News America related legal expense of $4,086,000 and $1,758,000, respectively. Without the News America related legal expense the Company would have recorded operating income of $3,787,000 for the year ended December 31, 2008 and operating income of $1,839,000 for the year ended December 31, 2007. The net loss for the year ended December 31, 2008

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February 25, 2009	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 2

was $(2,257,000) or $(0.15) per share, compared to net income of $2,343,000, or $0.15 per basic share ($0.14 per fully diluted share) for the 2007 year. The net loss for the year ended December 31, 2008 included a provision for income taxes of $2,138,000 primarily related to the establishment of a 100% valuation allowance against deferred tax assets. The net income for the year ended December 31, 2007 included a tax benefit of $2,109,000 primarily related to the reduction of the valuation allowance against deferred tax assets. The increase to the valuation allowance in 2008 and the reduction of the valuation allowance in 2007 were based upon changes in the Company’s expectations regarding its ability to realize certain deferred tax assets. Insignia POPS revenue for the year ended December 31, 2008 was $28,931,000, an increase of 34.0%, compared to POPS revenue of $21,589,000 for 2007.

CEO Scott Drill commented, “Overall, 2008 was a good year for Insignia. The record POPS revenue achieved in both the third and fourth quarters were certainly highlights, as was the 34% full-year 2008 POPS revenue increase over 2007. Our relationship with Valassis continued to grow and this was evidenced by both the POPS revenue growth and the addition of several new retail chains. Absent the News America related legal expense we would have reported operating income for both the fourth quarter and the year of 2008. Last of all, we made great progress on the legal front in our lawsuit against News America. The schedule calls for us to be trial ready in early May. After many years, we are anxious to get the case in front of a jury.”

Drill continued, “The big disappointment in 2008 was the loss of Safeway on December 31st. After a great eight-plus year relationship, Safeway elected to sign an exclusive contract with News America. While this strengthens our position in the litigation, it certainly is a blow to the business. We are hopeful we can re-establish the relationship with Safeway at some point in the future. In the meantime, there are a number of initiatives in place to help offset the loss. In addition, we continue to be active on the retail distribution recruitment front.”

Drill went on to say, “Our business in the first quarter of 2009 is satisfactory in that we have approximately $5,600,000 of POPS customer orders with roughly one week of selling time left. First quarter 2009 operating expenses should be offset by a $1,387,500 preliminary settlement we reached with an insurance company related to our defense of News America’s counterclaims. Finally, cash at year-end was $11,052,000 and News America related legal expense for the fourth quarter of 2008 was $816,000.”

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February 25, 2009	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 3

Conference Call

The Company will host a conference call today, February 25, at 4:00 p.m. Central Time. To access the live call, dial 888-364-3109. The conference code is 8996546. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 8996546.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 8,800 chain retail supermarkets and drug stores, including Kroger, ShopRite and SuperValu. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwans Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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February 25, 2009	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net Sales	$8,668,000	$4,936,000	$31,406,000	$24,431,000
Cost of Sales	4,111,000	2,520,000	14,522,000	10,889,000
Gross Profit	4,557,000	2,416,000	16,884,000	13,542,000
Operating Expenses:
Selling	2,643,000	1,369,000	8,521,000	5,664,000
Marketing	391,000	360,000	1,602,000	1,412,000
Warrant expense	-	-	-	1,521,000	(1)
General & administrative	1,603,000	1,295,000	7,060,000	4,864,000

Operating Income (Loss)	(80,000)	(608,000)	(299,000)	81,000
Other Income, net	45,000	64,000	180,000	153,000

Income (Loss) before Taxes	(35,000)	(544,000)	(119,000)	234,000
Income Tax (Expense) Benefit	(2,138,000)	2,169,000	(2,138,000)	2,109,000

Net Income (Loss)	$(2,173,000)	$1,625,000	$(2,257,000)	$2,343,000

Net Income (Loss) per Share
Basic	$(0.14)	$0.10	$(0.15)	$0.15
Diluted	$(0.14)	$0.10	$(0.15)	$0.14

Shares used in calculation of Net Income (Loss) per Share:
Basic	15,233,000	15,539,000	15,484,000	15,411,000
Diluted	15,233,000	16,220,000	15,484,000	16,186,000

(1)	Reflects a one-time non-cash charge related to a warrant issued in the third quarter of 2007 to Valassis Communications, Inc. for the development and integration of new retailer relationships.

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$11,052,000	$7,393,000
Working capital	6,396,000	7,751,000
Total assets	15,593,000	13,340,000
Total liabilities	8,322,000	3,663,000
Shareholders’ equity	7,271,000	9,677,000

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